Exhibit 99.1

Versata Reports Third Quarter Financial Results; Company Reports
Fourth Consecutive Quarter of Revenue Growth

    OAKLAND, Calif.--(BUSINESS WIRE)--Sept. 2, 2004--Versata, Inc. (Nasdaq:VATA), a provider of software and services that automate the development and ongoing management of data-intensive applications, today reported its financial results for the fiscal third quarter, ended July 31, 2004.
    Total revenue was $4.1 million, reflecting a 9 percent increase over the prior quarter and a 49 percent increase over the same quarter last year. Software license revenue was $1.5 million, reflecting a 20 percent increase over the prior quarter and a 218 percent increase over the same quarter last year. Gross margin also continued to improve, rising to 68 percent, up from 67 percent in the prior quarter, and 60 percent a year ago.
    On the bottom line, Versata's $1.1 million, or $0.13 per share, GAAP net loss was slightly higher than its second quarter net loss of $880,000, or $0.11 per share, and less than one-third of the $3.8 million, or $0.51 per share, loss in the prior year period. Contributing in part to the quarter's GAAP net loss were approximately $645,000 in restructuring and other costs primarily related to Versata's write-down of certain leasehold improvements associated with the headquarters' lease restructure completed last quarter. The non-GAAP net loss for the third quarter, which excludes these charges, was $316,000, or $0.04 per share, substantially better than the $879,000, or $0.11 per share, net loss during the second quarter and the $1.4 million, or $0.19 per share, net loss in the prior year period.
    Versata reduced its cash burn by 42 percent, to $452,000 this quarter from $784,000 last quarter. Versata ended the third quarter with $10.3 million in cash and short-term investments.
    "We made a lot of progress on several fronts during the third quarter and I'm personally very proud of our team's achievements," said Alan Baratz, CEO and president of Versata. "Although much work remains, I believe our emphasis on operational, product and service excellence will continue to serve us well."

    Customers

    During the quarter, Versata sold new products and services to several of its existing customers, including Equifax, GAD, IBM and the State of Utah.
    Also aiding sales were key customers who deployed new applications that they have been developing on the Versata platform. Among this group is Equifax. An information services provider, Equifax in the third quarter deployed to one client an application that automates the process of extending credit and processing loans. This required Equifax to purchase new Versata run-time licenses. As more Equifax customers choose to use the new application, we expect that Equifax will purchase additional Versata licenses.

    Products

    Versata made two key enhancements to its products during the third quarter. First, the company shipped the Versata Logic Suite for the open source JBoss application server. Second, Versata certified its software for the WebSphere platform for the IBM eServer iSeries servers.
    Versata also recently enhanced its engineering capacity with the addition of a team of seven talented developers, most of who are based in Nova Scotia, Canada. Their depth of experience as a group includes several decades of enterprise software development, including senior roles in the creation of the BEA WebLogic Integration product.
    Finally, with its newly expanded engineering team, the company has been able to begin work on Versata Logic Suite 6.0, its next major software release. Versata Logic Suite 6.0 is being designed to provide developers with several key enhancements, including improved workflow, access to tools based on the open source Eclipse project, business activity monitoring using executive dashboards, and new features for business process management.

    Quarterly Conference Call

    Versata will host its quarterly conference call, open to all interested parties, at 2:00 p.m. (PDT), 5:00 p.m. (EDT), today. The call will be available over the Internet at www.versata.com.

    Non-GAAP Financial Measures (Regulation G)

    Versata uses both GAAP and non-GAAP financial measures to report its financial results. Management believes that these non-GAAP financial measures provide an additional tool for investors to evaluate on-going operating results and trends excluding certain items. Versata has historically included non-GAAP financial measures when reporting to the investment community and therefore believes the inclusion of certain non-GAAP financial measures provides consistency and comparability with past financial reports. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures used within our earnings press release exclude expenses for: stock-based compensation, amortization of intangibles and restructuring and other. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as provided in the financial tables attached.

    About Versata

    Versata provides solutions for automating and simplifying the building, maintenance and ongoing evolution of large, complex, data-intensive enterprise applications. These applications typically access multiple data sources, incorporate multiple database tables and user interfaces, execute very complex business transactions and support thousands of users. The Versata solution effectively and efficiently replaces time intensive hand-coding efforts with simple, intuitive business rules and graphical process flow specification.
    Versata Global 2000 customers include American Management Systems, British Telecommunications, JP Morgan Chase & Co., Meridian Health Care Management and Union Bank of California. For more information, please visit http://www.versata.com or call 800-984-7638.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements in this release include, statements regarding the Company's expectations, beliefs, hopes, intentions or strategies including, without limitation, the anticipated purchase of additional licenses by Equifax; enhancements we anticipate delivering in our products and the expected timing of their release; our ability to continue to emphasize operational, product and service excellence, and the Company's expected date and time for announcing the results for the fiscal third quarter ended July 31, 2004. These statements are not guarantees of future performance and actual results could differ materially from the Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to: lack of Equifax customer demand or marketing efforts by Equifax for applications requiring the purchase of additional Versata licenses; unforeseen difficulties or delays in the development of enhancements for Versata Logic Suite 6.0; unforeseen technical difficulties with new solutions; the Company's failure to maintain emphasis on operational, product or service excellence; market acceptance of the Company's value proposition and product initiatives; and date and/or time for the announcement changing due to unforeseen factors and other risks detailed in the Company's Annual Report filed on Form 10-K, registration statement and periodic reports filed with the Securities and Exchange Commission. As a result, actual results may vary, perhaps materially, from those contained in the forward-looking statements. All forward looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company does not assume any obligation to update such statements or the reasons why actual results could differ materially from those projected in such statements.

    Versata and the Versata logo are registered trademarks of Versata, Inc. in the United States and other countries.



                             VERSATA, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND NET LOSS
                 (In thousands, except per share data)

                      Three Months Ended        Nine Months Ended
                           July 31,                  July 31,
                      2004         2003         2004         2003
                   -----------  -----------  -----------  -----------
                   (Unaudited)  (Unaudited)  (Unaudited)  (Unaudited)
Revenue:
 Software license     $ 1,548      $   487      $ 4,065      $ 5,073
 Maintenance and
  Support               1,587        1,566        4,477        4,479
 Professional
  Services                925          679        2,664        2,757
                       -------      -------      -------      -------
    Total revenue       4,060        2,732       11,206       12,309
                       -------      -------      -------      -------

Cost of revenue:
 Software license          67           14          184          200
 Maintenance and
  Support                 393          394        1,144        1,180
 Professional
  Services                834          682        2,395        2,554
                       -------      -------      -------      -------
    Total cost of
     revenue            1,294        1,090        3,723        3,934
                       -------      -------      -------      -------

                       -------      -------      -------      -------
Gross profit            2,766        1,642        7,483        8,375
                       -------      -------      -------      -------

Operating expense:
 Sales and marketing    1,408        1,135        4,321        4,388
 Product development    1,002        1,215        3,117        3,910
 General and
  administrative          596          707        2,775        2,182
Stock-based
 compensation              89          294          312          588
Amortization of
 intangibles                -          500            -        1,473
Restructuring and
 other                    645        1,565        1,216        1,971
                       -------      -------      -------      -------
    Total operating
     expense            3,740        5,416       11,741       14,512
                       -------      -------      -------      -------

Loss from operations     (974)      (3,774)      (4,258)      (6,137)

Interest income, net       32           60           89          182
Other non-
 operating, net          (108)         (14)        (143)           9
                       -------      -------      -------      -------
Loss before
 provision for taxes   (1,050)      (3,728)      (4,312)      (5,946)
Provision for
 taxes                      -          (39)           -         (160)
                       -------      -------      -------      -------
Net loss              $(1,050)     $(3,767)     $(4,312)     $(6,106)
                       =======      =======      =======      =======

Basic and diluted
 net loss per
 share                $ (0.13)     $ (0.51)     $ (0.54)     $ (0.83)

Weighted-average
 common shares
 outstanding            8,135        7,442        8,042        7,350
                       =======      =======      =======      =======

Non-GAAP net loss:
 Net loss             $(1,050)     $(3,767)     $(4,312)     $(6,106)
 Add:
  Stock-based
   compensation            89          294          312          588
  Amortization of
   intangibles              -          500            -        1,473
  Restructuring and
   other                  645        1,565        1,216        1,971
                       -------      -------      -------      -------
Non-GAAP net loss     $  (316)     $(1,408)     $(2,784)     $(2,074)
                       =======      =======      =======      =======

Basic and diluted
 non-GAAP net loss
 per share            $ (0.04)     $ (0.19)     $ (0.35)     $ (0.28)


                             VERSATA, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                               July 31,    October 31,
                                                 2004          2003
                                                -------       -------
                                              (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents                     $ 5,622       $ 8,089
 Short-term investments                          4,638         5,693
 Accounts receivable, net                        1,447         1,917
 Prepaid expenses and other                        635           411
                                                -------       -------
    Total current assets                        12,342        16,110
                                                -------       -------

Restricted cash                                      -         4,781
Property and equipment, net                        936         2,098
Intangibles, net                                     -             2
Other assets                                       128           129
                                                -------       -------
    Total assets                               $13,406       $23,120
                                                =======       =======



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                              $   518       $   346
 Accrued liabilities                             1,838         2,230
 Current portion of accrued restructuring
  and other                                        775         1,862
 Current portion of deferred revenue             3,692         3,897
 Current portion of long term debt                   -             -
                                                -------       -------
    Total current liabilities                    6,823         8,335
                                                -------       -------

Accrued restructuring and other, less
 current portion                                     -         4,005
Deferred revenue, less current portion             808           934
Other long term liabilities                         64             -
                                                -------       -------
    Total liabilities                            7,695        13,274
                                                -------       -------

                                                -------       -------
Stockholders' equity                             5,711         9,846
                                                -------       -------

                                                -------       -------
    Total liabilities & stockholder's equity   $13,406       $23,120
                                                =======       =======


    CONTACT: Versata, Inc.
             Robert Berger, 510-628-1023